Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 3, 2018

AGNC Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814

Re: AGNC Investment Corp. Common Stock Public Offering

Ladies and Gentlemen:

We have acted as special counsel to AGNC Investment Corp. (formerly American Capital Agency Corp.), a Delaware corporation (the “Company”), in connection with the public offering by the Company of 38,000,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company (and up to an additional 5,700,000 shares of Common Stock subject to the underwriters’ option to purchase additional shares) (such shares, together with the Firm Shares, the “Shares”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the registration statement on Form S-3ASR (File No. 333-225628) of the Company relating to the Shares and other securities of the Company filed on June 14, 2018 with the Securities and Exchange Commission (the “Commission”) under the Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)the prospectus, dated June 14, 2018 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)the preliminary prospectus supplement, dated July 31, 2018, (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)the prospectus supplement, dated July 31, 2018 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

AGNC Investment Corp.
August 3, 2018

(e)an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated July 31, 2018 among the Company and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and UBS Securities LLC, as underwriters (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Shares;

(f)an executed copy of a certificate of Kenneth L. Pollack, Senior Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 23, 2018 and in effect on October 20, 2009, April 19, 2018, July 31, 2018 and as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(h)a copy of the Company’s Third Amended and Restated By-laws, as amended and in effect on October 20, 2009, April 19, 2018, July 31, 2018 and as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(i)copies of certain resolutions of the Board of Directors (the “Board”) of the Company, adopted on October 20, 2009 and April 19, 2018, certain resolutions of the Pricing Committee of the Board (the “Pricing Committee”), adopted on July 31, 2018, and certain resolutions of a Subcommittee of the Pricing Committee, adopted on July 31, 2018, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

AGNC Investment Corp.
August 3, 2018

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP